Exhibit (h)(6)(xiii)

STERLING CAPITAL FUNDS

AMENDMENT

TO

COMPLIANCE SUPPORT SERVICES AGREEMENT

This Amendment (the “Amendment”) is effective as of July 15, 2019 by and between STERLING CAPITAL FUNDS (the “Trust”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”) (as assigned from BNY Mellon Investment Servicing (US) Inc.).

BACKGROUND:

A.	BNY Mellon and the Trust entered into a Compliance Support Services Agreement dated as of December 18, 2006, as amended (the “Agreement”), relating to BNY Mellon’s provision of certain compliance support services to the Trust.

B.	The Trust and BNY Mellon desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Section 15(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Unless terminated pursuant to its terms, this Agreement shall continue until July 15, 2022 (the “Initial Term”).”

2.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

3.	Amended and Restated Exhibit B to the Agreement is hereby superseded and replaced with Amended and Restated Exhibit B attached hereto.

4.	Miscellaneous.

(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	This Amendment shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

(d)	The Trust hereby represents and warrants to BNY Mellon that (i) the terms of the Agreement (as amended hereby) and (ii) the fees and expenses associated with the Agreement (as amended) have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of the Agreement (as amended hereby) and any such fees and expenses.

(e)	The names “Sterling Capital Funds” and “Trustees of Sterling Capital Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of February 1, 2011, as amended, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Funds” or any series thereof entered into in the name or on behalf thereof by any of the officers, Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the officers, Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives designated below as of the day and year first above written.

STERLING CAPITAL FUNDS

By:	/s/ Todd M. Miller
Name:	Todd M. Miller
Title:	Treasurer and Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director

AMENDED AND RESTATED EXHIBIT B

THIS AMENDED AND RESTATED EXHIBIT B, effective as of July 15, 2019, is Exhibit B to that certain Compliance Support Services Agreement dated as of December 18, 2006, as amended, between The Bank of New York Mellon (“BNY Mellon”) and Sterling Capital Funds (the “Trust”) (the “Agreement”). For clarity, notwithstanding the references in Section 2 of the Agreement to “2006 Converted Funds” and “2007 Converted Funds,” BNY Mellon will provide services with respect to all Funds (as defined in the Agreement) in accordance with the terms set forth in the Agreement. This Exhibit B shall supersede all previous forms of Exhibit B to the Agreement.

FUNDS

Each series of the Trust existing as of the date of this Exhibit.